Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2010 relating to the consolidated financial statements of Osmetech plc, and subsidiaries (the predecessor entity of GenMark Diagnostics, Inc.) appearing in the Annual Report on Form 10-K/A of GenMark Diagnostics, Inc. and subsidiaries for the year ended December 31, 2010, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

St. Albans, United Kingdom

December 2, 2011